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                                                        PARTNERSHIP EXHIBIT 10.8

                            Asset Purchase Agreement


         This Asset Purchase Agreement (the "APA") is entered into as of the 30th day of March, 2001, between Centex Development Company, L.P., a Delaware limited partnership ("Seller") and Calton Homes, Inc., a New Jersey corporation ("Buyer").

                                   Background

A. Seller is currently employing a portion of its assets to operate a homebuilding business in the state of New Jersey operated under the name of "Centex Homes" ("Seller's HB").

B.       Buyer currently operates a homebuilding business in the state of New
         Jersey.

C. Buyer desires to purchase the assets which Seller utilizes to operate Seller's HB and Seller desires to sell such assets to Buyer all in accordance with the terms of this APA.

                                    Agreement

1. The Assets. Buyer shall acquire all of the assets, both real and personal property, currently used by Seller to operate Seller's HB (the "Assets"). The Assets are comprised generally of those assets described on the preliminary balance sheet, together with supporting schedules, attached to this APA as Exhibit A. The Assets include the following:

         1.1 Real Property. The real property (the "Real Property") which is owned or leased and used by Seller in the operation of Seller's HB which consists of (a) platted single family building lots, which platted lots include completed model homes, houses under construction, completed spec homes, and unimproved lots, (b) parcels of land, (c) all work in process or other improvements to the platted lots and parcels of land,
                  (d) any real estate which is leased, licensed, or used by Seller for office trailers or space, and (e) all rights and appurtenances pertaining to the lots and land including easements, development rights, permits and other entitlements.

                  1.1.1 Seller owns a parcel of land known as the "O & I Land". For the purposes of this APA, the O & I Land shall not be considered part of the Real Property (and therefore not part of the Assets) and any existing book value for the O & I Land shall not be included in the calculation of the net book value of the Assets.

         1.2 Personal Property. The personal property (the "Personal Property") which is owned and used by Seller in the operation of Seller's HB which consists of:

                  (a) furniture, fixtures, equipment, machinery, trailers, building materials

                  (b) cash on hand; bank and escrow accounts; accounts receivable; refundable deposits; prepaid expenses; development and impact fee credits, offsets or





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                           refunds; earnest money or other deposits, prepayments
                           or credits pursuant to land purchase or sale contracts (including home sale contracts)

                  (c) site plans, development plans, engineering plans and reports, property studies, home plans, floor plans and specifications, landscape plans, other architectural plans and specifications, and all other plans, diagrams, studies or similar property related to the Real Property or the operation of Seller's HB

                  (d) building permits, development permits and approvals, other governmental or quasi governmental permits and approvals, and all other similar permits and approvals related to the Real Property or the operation of Seller's HB

                  (e) contracts with land sellers, land buyers, home buyers, vendors, subcontractors, material suppliers, leases, and other similar written or oral contracts related to the Real Property, any items of Personal Property or the operation of Seller's HB (subject to the provisions of Section 9)

                  (f) all other claims, rights of action, or other tangible or intangible property related to the Real Property, any item of Personal Property, or the operation of Seller's HB

2. Final Balance Sheet. Attached as Exhibit A is a projection of the balance sheet for Seller's HB as of March 31, 2001 (the "Preliminary Balance Sheet"). As soon after Closing as the appropriate accounting information is available, Seller shall update the Preliminary Balance Sheet to create a final balance sheet, in accordance with generally accepted accounting principles, reflecting a true, complete and accurate reflection of the Assets and Seller's HB as March 31, 2001 (the "Final Balance Sheet").

3. Closing. The settlement of the conveyance of the Assets ("the Closing") shall occur on March 31, 2001 (the "Closing Date").

4. Purchase Price. Buyer shall make the following payments to Seller, and assume the following obligations of Seller, as the consideration for the purchase of the Assets:

         4.1 Net Book Value. The cash amount due Seller for the Assets shall be equal to the net book value of the Assets as reflected by the Final Balance Sheet. At Closing, Buyer shall pay Seller the cash amount equal to the net book value of the Assets as reflected by the Preliminary Balance Sheet. When the Final Balance Sheet has been established, a post Closing payment shall be made from one party to the other as may be necessary to reflect a total cash amount paid to Seller on the basis of the Final Balance Sheet.

         4.2 Trade and Accounts Payable. Buyer shall assume all of the trade and accounts payable related to the Assets and the operation of Seller's HB.




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         4.3      Warranty Service. Buyer shall assume the obligation to perform the warranty service for houses delivered by Seller to consumer home buyers as part of the operation of Seller's HB prior to the Closing Date.

5.       Conveyance of Real Property.

         5.1 General Warranty Deed. At Closing or as soon as practicable after Closing, Seller shall convey the Real Property to Buyer by general warranty deed, free of any and all monetary liens and encumbrances, and subject only to the following:

                  (a) All of those items which were listed as exceptions by the title policies obtained by Seller when Seller acquired the Real Property.

                  (b) Any easements, development agreements, restrictions or other similar title restrictions or exceptions imposed upon the Real Property by Seller during its period of ownership.

         5.2 Tax and Closing Cost Allocation. Buyer shall pay the cost for preparation of the deeds, recording the deeds, the revenue stamps or other conveyance taxes due in conjunction with recording the deeds and the cost of any documents or affidavits necessary to convey title as required by this APA. Real estate taxes applicable to the Real Property shall be apportioned between the parties based on the periods of ownership. Seller shall bear the cost of all such real estate taxes for the period of time prior to the Closing and Buyer shall bear the cost of the real estate taxes applicable to the period subsequent to Closing. Real estate taxes will not be apportioned, charged or credited at Closing but will be apportioned between the parties when such taxes are actually due and payable to the governmental authority. If any such taxes have been already paid for periods subsequent to Closing, then a post Closing adjustment shall be made when the appropriate documentation is available to determine the actual tax amount applicable to the appropriate ownership period for each of the various properties.

6. Conveyance of Personal Property. At Closing or subsequent thereto upon the request of Buyer, Seller shall execute and deliver to Buyer such bills of sale, titles, affidavits, certifications, assignments, or other similar ownership or conveyance documents as may be reasonably necessary to convey or evidence conveyance of the title of the Assets to Buyer. The Personal Property shall be conveyed to Buyer free of any and all monetary liens or encumbrances other than the trade and accounts payable reflected by the Final Balance Sheet.

7. Cooperation. Subsequent to Closing each party shall cooperate with the other, and take such actions and sign such documents as may be reasonably necessary to effectuate the intent of this APA.

8.       Indemnification.

         8.1 Indemnification By Seller. Seller shall defend at its cost, indemnify and hold harmless Buyer, its affiliated entities and their respective partners, shareholders,





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                  directors, officers, employees and representatives from any all liabilities, obligations and claims (including third party claims), contingencies, damages, losses, fines, penalties, interest, cost and expenses (including all court costs and reasonable attorneys' fees) which Buyer may suffer or incur as a result of or relating to (a) the breach of this APA by Seller or (b) any transaction, activity, liability or obligation of Seller (other than trade and account payables and the warranty service obligations set forth in Section 4.3) that occurs or arises out of actions or events occurring prior to the Closing Date.

         8.2 Indemnification By Buyer. Buyer shall defend at its cost, indemnify and hold harmless Seller, Seller's affiliated entities and their respective partners, shareholders, directors, officers, employees, agents and representatives from any and all liabilities, obligations, claims (including third party claims), contingencies, damages, losses, fines, penalties, interest, cost and expenses (including all court costs and reasonable attorneys' fees) that Seller may suffer or incur as a result of or relating to (a) the breach of this APA by Buyer or (b) any transaction, activity, liability or obligation of Buyer after the Closing Date.

9. Archdiocese Contract. Seller is the contract purchaser of 20 lots (the "Freehold Property") pursuant to that particular contract entered into between Seller, as the purchaser, and The Diocese of Trenton ("Owner") as the seller (the "Archdiocese Contract"). Seller has been in the process of attempting to obtain entitlement for the Freehold Property, as satisfaction of a condition precedent, before Seller closes its acquisition of such property. The Archdiocese Contract contains a provision which may prohibit assignment of the Archdiocese Contract by Seller without the consent of Owner. Buyer will seek the Owner's consent for assignment of the Archdiocese Contract to Buyer. If the consent is given Seller will promptly assign the Archdiocese Contract to Buyer. If Owner does not consent to an assignment of the Archdiocese Contract to Buyer, or if in Buyer's opinion Owner will contest any such attempted assignment or performance of the Archdiocese Contract by Buyer, then Seller shall appoint certain employees of Buyer to act as the authorized representative of Seller to obtain entitlement for the Freehold Property and otherwise satisfy the conditions precedent so that Seller would close its acquisition of the Freehold Property. Buyer shall bear any and all cost of pursuing such entitlement or satisfaction of conditions. Upon satisfaction of all conditions, Buyer may direct Seller to close the acquisition of the Freehold Property and Seller shall then immediately convey the Freehold Property to Buyer, and Buyer shall not owe any other payment or purchase price to Seller for the conveyance of the Freehold Property. Seller shall not take any action with regard to the Archdiocese Contract without the prior written approval of Buyer, which may be granted or withheld at the sole discretion of Buyer.

10.      General Provisions.

         10.1 Survival and Successors. This APA and all of the covenants, terms, and provisions set forth in this APA shall survive the Closing and thereafter be fully effective and enforceable, and shall bind and inure to the benefit of each party and their respective successors and assigns.




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         10.2     No Third Party Beneficiary. Seller and Buyer acknowledge that neither intends (nor shall this APA or any of its provisions be so construed) to vest or create in any third party any rights or privileges under this APA except to the extent expressly set forth herein.

"Seller":                                    "Buyer":

CENTEX DEVELOPMENT COMPANY, L.P.             CALTON HOMES, INC.
a Delaware limited partnership               a New Jersey corporation

By:    3333 Development Corporation          By: /s/ Melvin M. Chadwick
       a Nevada corporation                      -------------------------------------
Its:   Managing General Partner              Name: Melvin M. Chadwick
                                                   -----------------------------------
                                             Title: Vice President, Treasurer and
                                                    Assistant Secretary
                                                    ----------------------------------
By: /s/ Todd D. Newman
    ----------------------------------
Name: Todd D. Newman
      --------------------------------
Title: Senior Vice President and CFO
       -------------------------------